EXHIBIT 2

NEWMONT YANDAL OPERATIONS LIMITED

VALUATION AND QUALIFYING ACCOUNTS

(A$’000)

	Balance at beginning of year	Additions charged to costs and expenses	Charged to other accounts	Deductions	Balance at end of year
Description

Year ended June 30, 2002

Future income tax benefit valuation allowance	5,900	43,600			49,500
Provision for doubtful debts	600	6,491	—	—	7,091
	6,500	50,091	—	—	56,591

Year ended June 30, 2001

Future income tax benefit valuation allowance	54,700	(48,800)			5,900
Provision for doubtful debts	—	600	—	—	600
	54,700	(48,200)	—	—	6,500

Year ended June 30, 2000

Future income tax benefit valuation allowance	73,321	(18,621)			54,700
Provision for doubtful debts	—	—	—	—	—
	73,321	(18,621)	—	—	54,700